Exhibit 10.06

CONSULTING AGREEMENT

THIS AGREEMENT made and entered into this 10th day of June, 2015 by and between II-VI INCORPORATED, a Pennsylvania corporation, having a principal place of business at 375 Saxonburg Boulevard, Saxonburg, Butler County, Pennsylvania 16056, hereinafter referred to as “II-VI”, and James Martinelli, with a street address of 1832 Liberty Way, Valencia, PA 16059, hereinafter referred to as the “Consultant.”

W I T N E S S E T H:

WHEREAS, II-VI desires to retain the services of Consultant, and Consultant is willing to be retained as a consultant and independent contractor to II-VI, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and intending to be legally bound hereby, the parties agrees as follows:

1.Consulting Services.

(a)II-VI hereby retains the Consultant, and the Consultant hereby agrees, to perform consulting services for II-VI in accordance with the description, schedule, milestones, and/or deadlines set forth on Schedule A attached hereto and made a part hereof (the “Consulting Services”) on the terms and conditions set forth herein.  During the Term (as defined below), the Consultant shall be required to devote such time in rending services as shall be mutually agreeable to II-VI and the Consultant.

(b)Consultant hereby agrees (i) to comply at all times with all applicable laws and policies of II-VI in connection with the performance of the Consulting Services and (ii) to perform the Consulting Services in a good, timely, efficient, professional, diligent and workmanlike manner.

(c)Consultant shall furnish and submit intermediate reports to II-VI in such form, timing and number as may be reasonably requested by II-VI and shall make such final reports as may be reasonably requested by II-VI concerning the work and services performed under this Agreement.

2.Term.  The term (“Term”) of this Agreement shall commence on September 15, 2015 and shall continue until September 1, 2016 provided, however, that either party may terminate this Agreement on 90 days prior written notice.

3.Compensation.

(a)During the Term, II-VI shall pay the Consultant a retainer fee of $10,000.00 per month beginning October 1, 2015 and a consulting fee of $700.00 per day or $350.00 per half day (the “Consulting Fee”), payable as set forth in Section 3(b) below.   During the Term, II-VI shall also reimburse the Consultant for all reasonable and necessary expenses incurred by the Consultant in performing the Consulting Services, on the same basis as executives of II-VI and in accordance with II-VI’s policies in effect from time to time.  Consultant will not be entitled to compensation for any work not expressly described on Schedule A or authorized by II-VI in writing.  Except as provided for in this Section 3(a), Consultant shall not be entitled to any other compensation for Consulting Services.

(b)Consultant will invoice II-VI on a monthly basis detailing the Consulting Services performed by Consultant, the compensation due for such Consulting Services and any expenses incurred by the Consultant pursuant to this Agreement.  Payment on satisfactory invoices shall be made within a reasonable time after receipt by II-VI.

4.Independent Contractor Status.  Consultant shall be an independent contractor and Consultant acknowledges, and confirms to II-VI, Consultant's status as that of an independent contractor.  Nothing herein shall be deemed or construed to create a joint venture, partnership, agency, or employee/employer relationship between the parties for any purpose, including but not limited to taxes or employee benefits.  Consultant will be solely responsible for payment of any and all taxes and insurance, including without limitation medical insurance.  Consultant will submit to II-VI upon request evidence of compliance with the provisions of this paragraph in a form and manner satisfactory to II-VI.

5.No Power to Act on Behalf of II-VI. Consultant shall not have any right, power or authority to create any obligation, express or implied, or make any representation on behalf of II-VI except as Consultant may be expressly authorized in advance in writing from time to time by II-VI and then only to the extent of such authorization.

6.Confidential Information.

(a)The Consultant acknowledges that while rendering the Consulting Services the Consultant will occupy a position of trust and confidence.  The Consultant in the performance of the Consulting Services may have access to and become familiar with “Confidential Information,” as defined below.   Both during the Term of this Agreement and thereafter, Consultant covenants and agrees that Consultant (a) shall exercise utmost diligence to protect and safeguard the Confidential Information; (b) shall not disclose to any third party any such Confidential Information, except as may be required in the course of Consultant’s performance of the Consulting Services and authorized by II-VI in writing; and (c) shall not use, directly or indirectly, for Consultant’s own benefit or for the benefit of another, any such Confidential Information.  Consultant acknowledges that Confidential Information has been and will be developed and acquired by II-VI by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of II-VI's business, and that its disclosure would cause substantial and irreparable injury to II-VI's business.

(b)“Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, Consultant in connection with Consultant's past, present or future involvement with II-VI and that relates to the business, products, services, research or development of II-VI or any of its subsidiaries, affiliates or its suppliers, distributors or customers.  Confidential Information includes but is not limited to the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods);  (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of II-VI’s or any of its subsidiaries, affiliates, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know‑how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals,

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documentation, models, data and data bases relating thereto or other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).  Confidential Information shall not include information that Consultant can demonstrate:  (a) is publicly known through no wrongful act or breach of obligation of confidentiality; or (b) was rightfully received by Consultant from a third party without a breach of any obligation of confidentiality by such third party.

(c)In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and the Consultant will bear the burden of proving that any Confidential Information is publicly or rightfully known by the Consultant.  All Confidential Information and equipment relating to the business of II-VI shall not be removed from the premises of II-VI under any circumstances whatsoever without the prior written consent of II-VI.

7.Work Product.

(a)All Work Product shall be made for hire by the Consultant for II-VI or any of its subsidiaries or affiliates and will be the sole and exclusive property of II-VI.  “Work Product” means all ideas, discoveries, inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information, whether or not patentable or reduced to practice or comprising Confidential Information, and any copyrightable work, trade mark, trade secret or other intellectual property rights, whether or not comprising Confidential Information, and any other form of Confidential Information, any of  which relate to II-VI or any of its affiliates or subsidiaries actual or anticipated business, research and development or existing or future products or services and which:

(i)were or are conceived, reduced to practice, contributed to or developed or made by Consultant, whether alone or jointly with others and whether on II-VI’s premises or elsewhere within the scope of the Consultant's duties hereunder;

(ii)relates to the business and operation of II-VI or any subsidiary or affiliate, including but not limited to any product, service, or other item which would be in competition with the products or services offered by II-VI or any subsidiary or affiliate or which is related to products or services of II-VI or any subsidiary or affiliate, whether presently existing, under development, or under active consideration; or

(iii)was, in whole or in part, the result of the Consultant’s use of II-VI’s resources, including without limitation personnel, computers, equipment, facilities, Confidential Information or otherwise.

(b)Consultant will disclose promptly to II-VI any and all Work Product and, upon request by II-VI, will reduce such disclosure to a detailed writing.  During the Term of this Agreement and after termination of this Agreement, if II-VI should then so request, the Consultant agrees to assign and does hereby assign to II-VI all rights in the Work Product.  The Consultant agrees to execute and deliver to II-VI any instruments II-VI deems necessary to vest in II-VI the sole title to and all exclusive rights in the Work Product.  The Consultant agrees to execute and deliver to II-VI all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections as II-VI may desire.  The Consultant further agrees to assist fully II-VI or its nominees in the preparation and prosecution of any litigation

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connected with the Work Product.  The Consultant's obligations and covenants in this Section will be binding upon the Consultant's heirs, legal representatives, successors and assigns.

(c)If II-VI is unable because of Consultant’s mental or physical incapacity or for any other reason (including, but without limitation, Consultant’s refusal to do so after request therefore is made by II-VI) to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to II-VI pursuant to this Agreement, then Consultant hereby irrevocably designates and appoints II-VI and its duly authorized officers and agents as Consultant’s agent and attorney‑in‑fact to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Consultant. Consultant agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to II-VI.

8.Nonsolicitation of Customers.  The Consultant covenants and agrees that, within United States of America, Canada, Japan, Germany, Switzerland or Italy (the “Restricted Territory”), at no time during the Term of this Agreement or for a period of two (2) years immediately following the termination of this Agreement for any reason (the “Restricted Period”) will the Consultant, for itself, or on behalf of any other person, firm, partnership, corporation, company or other entity, call upon any customers or distributor of II-VI for the purpose of soliciting, selling, or both, to any of said customers or distributors, any services or products directly related to those provided and/or produced by II-VI; nor will the Consultant, in any way directly or indirectly, for itself or on behalf of or in conjunction with any other person, firm, partnership, corporation, company or any other entity, solicit, divert, or take away any such customers or distributors of II-VI during the Restricted Period for any reason.

9.Nonsolicitation of Employees.  The Consultant covenants and agrees that at no time during the Restricted Period for any reason, will the Consultant, for itself, or on behalf of any other person, persons, firm, partnership, corporation, company or other entity hire any person who is employed by II-VI or has been employed by II-VI within one (1) year of such termination date.

10.Covenant not to Compete.  The Consultant covenants and agrees that during the Restricted Period for any reason, the Consultant will not, in or with respect to the Restricted Territory, enter into or engage generally in direct or indirect competition with II-VI in the business of infrared, electronic or electro-optic materials, optics, components and detectors, whether as an individual, or as a partner or joint venturer, or as an employee or agent for any person or entity, or as a five percent (5%) or more investor, officer, director, shareholder or otherwise of a corporation or other entity.

The Consultant agrees to notify II-VI in the event that the Consultant enters into any contract or agreement to provide consulting services of any type during the Restricted Period.

For purposes of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 20 and 23 of this Agreement, any reference to II-VI shall mean and include II-VI and any entity controlled by II-VI.

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11.Prior Relationships.

(a)The Consultant agrees that it will not, during the Term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any person or entity with which or whom the Consultant has an agreement or duty to keep in confidence, and that the Consultant will not bring onto the premises of II-VI any unpublished document or proprietary information belonging to any other person or entity unless consented to in writing by II-VI and such person or entity.

(b)The Consultant represents that the Consultant has attached hereto a copy of any agreement which presently affects Consultant’s compliance with the terms of this present agreement.  (Such copy must specify the other contracting party or employer, the date of such agreement, and the date of termination of any agreement.) IF THERE ARE NO SUCH AGREEMENTS TO BE ATTACHED, CONSULTANT INITIAL HERE .

12.Return of Property.  The Consultant agrees, upon the termination of this Agreement for any reason whatsoever, to return to an officer of II-VI all Confidential Information and other equipment, records, copies of records, papers and other work product pertaining to the Consulting Services.    In the event the Consultant shall fail to comply with the provisions of this Section 12, or in the event the Consultant shall otherwise violate this Agreement, the Consultant shall forfeit all claims to unpaid Consulting Fees without affecting the right of II-VI to compel the return of the Confidential Information.

13.Nondisparagement.  The Consultant agrees not to make any disparaging statements that reflect negatively on the reputation or good name of II-VI.

14.Compliance.

(a)During the course of performing the Consulting Services, Consultant may be exposed to items (e.g. products, technology, technical data, drawings, software, and equipment) that are subject to export control laws and regulations, including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations (collectively, the “Export Control Laws”).  Consultant shall not export or transfer, directly or indirectly, any items that are subject to the Export Control Laws in violation of the Export Control Laws and without the express prior written consent of II-VI.

(b)Consultant shall comply with the Anti-Corruption Laws (defined below) and shall not cause II-VI to be in violation of any Anti-Corruption Laws.  “Anti-Corruption Laws” mean collectively: (i) the U.S. Foreign Corrupt Practices Act; (ii) any applicable legislation or regulation implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions; and (iii) all other applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding domestic or international corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.  Specifically, Consultant will not, directly or indirectly, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a public official or entity for purposes of corruptly obtaining or retaining business for or with, or directing business to, any person, including, without limitation, II-VI.

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(c)Consultant shall comply with all applicable II-VI policies and procedures, sign such acknowledgements as may be reasonably requested by II-VI, and participate in training provided by II-VI as directed by II-VI.

15.Indemnification.  Consultant shall indemnify and hold II-VI, its directors, officers, shareholders, business partners, employees and agents, harmless from and against any claims, demands, loss, damage or expense (i) related to bodily injury or death of any person or damage to property resulting from the negligent or willful acts or omissions of Consultant, (ii) resulting from any claim that Consultant is not an independent contractor, (iii) incurred by II-VI based on any claim that Consultant’s use of any skill, knowledge or materials in the scope of this Agreement is a breach of contract to which the Consultant is a party or infringes on any copyright, trade secret or other proprietary right of any third party, or (iv) resulting from a breach by Consultant of the representations and covenants set forth herein.

16.Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the Consulting Services and contains all of the covenants and agreements between the parties with respect to the matters contained herein.  No alterations, amendments, changes or additions to this Agreement will be binding upon either the Consultant or II-VI unless in writing and signed by both parties.  No waiver of any right arising under this Agreement made by either party will be valid unless set forth in writing signed by both parties.

17.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18.Successors and Assigns.  The Consultant may not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of II-VI.  II-VI may assign its rights under this Agreement to any affiliate, subsidiary or parent of II-VI or to any corporation or entity acquiring all or substantially all of the assets of II-VI or to any other corporation or entity into which II-VI may be liquidated, merged, or consolidated.

19.Arbitration.  All disputes arising under this Agreement or with respect to its interpretation or enforcement not otherwise resolved by the parties shall be decided by arbitration, except that the parties shall adjudicate any controversy or claim arising out of or relating to the noncompetition, nonsolicitation and confidentiality provisions of this Agreement.  The arbitration shall be held in the City of Pittsburgh, Pennsylvania for determination by the American Arbitration Association in accordance with its then existing rules pertaining thereto using one arbitrator.  The decision of the arbitrator shall be final and binding upon all parties and judgment upon the award may be entered in any Court having jurisdiction thereof.  Filing fees and other costs assessed by the American Arbitration Association shall initially be shared between and paid equally by the parties provided that the non-prevailing party in such arbitration, within thirty (30) days following a final determination of such arbitration, shall reimburse the prevailing party for any such fees and costs previously advanced by the prevailing party to the extent so awarded by the arbitrator.

20.Relief.

(a)It is agreed by the parties hereto that any violation by Consultant of any of the noncompetition, nonsolicitation or confidentiality covenants contained herein would cause immediate, material and irreparable harm to II-VI which may not adequately be compensated for by money damages and, therefore, II-VI shall be entitled to injunctive relief (including, without limitation, one or more

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preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require Consultant to account for and pay over to II-VI all benefits derived or received by Consultant as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI.  Any person against whom such action or proceeding is brought hereby waives the claim or defense that the party seeking injunctive relief has an adequate remedy at law, and such person shall not argue in any action or proceeding the claim or defense that such remedy at law exists.  Any Restricted Period set forth herein shall be extended by any period of time in which the Consultant is in breach of this Agreement and for any period of time which may be necessary to secure an Order of Court or injunction, either temporary or permanent, to enforce any provision of this Agreement.

(b)Consultant acknowledges and agrees that the periods of restriction and geographical areas of restriction imposed by the noncompetition, nonsolicitation and confidentiality covenants of this Agreement are fair and reasonably required for the protection of II-VI.  In the event that, and if for any reason, any portion of this Agreement shall be held to be invalid or unenforceable, it is agreed that the remaining covenants and restrictions or portions thereof shall remain in full force and effect, and that if the validity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a Court of competent jurisdiction.

(c)In addition to and not in derogation of any other remedies provided for in this Agreement, upon Consultant’s material breach of any of the noncompetition, nonsolicitation and confidentiality provisions contained in this Agreement, II-VI’s obligations, if any, to continue to make payments to Consultant shall terminate and any notes or other instruments evidencing such obligations including, without limitation, payments of compensation or other benefits, under this Agreement or otherwise, shall terminate and become null and void.  Consultant acknowledges and agrees that II-VI shall not be responsible for fees and expenses incurred by Consultant in defending any suit brought by II-VI under this Section, notwithstanding statutory or decisional law to the contrary.

21.Waiver.  The rights and remedies herein specified are cumulative and, except as otherwise herein provided, are not exclusive of any rights or remedies which any party hereto would otherwise have.

22.Notice.  All notices of other communication which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by registered or certified mail, postage prepaid, or by overnight carrier at the address set forth in the heading of this Agreement.

23.Employees and Contractors of Consultant.  The Consultant represents and warrants that all employees and independent contractors of Consultant performing Consulting Services pursuant to this Agreement or having access to Confidential Information have executed confidentiality and nondisclosure agreements and have properly assigned any rights they may have in any Work Product to the Consultant or II-VI.  Upon request of II-VI, the Consultant shall provide evidence of such agreements to II-VI prior to the employees or independent contractors performing Consulting Services.

24.Binding Agreement; Survival.  This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.  The Consultant agrees that the

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obligations of Sections 4 through and including 23 of this Agreement will survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals the day and year first above written.

ATTEST:II-VI INCORPORATED:

/s/ Cheryl ArnoldBy: /s/ David G. Wagner

Name:Cheryl ArnoldName:David G. Wagner

Title:EATitle:VP, HR

ATTEST/WITNESS:CONSULTANT:

/s/ Cheryl Arnold/s/ James Martinelli

Name:   Cheryl ArnoldName: James Martinelli

Title (if applicable): EATitle (if applicable):

(Revised September 29, 2014)

Note:

An executed copy of this agreement must be forwarded to Michelle Freehling for the Corporate file.  Please contact Michelle at Ext. 55259 if you have any questions.

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Schedule A

Consulting Services:

From time to time the Consultant and II-VI Incorporated will review the Consulting Services being provided and update the list to be more specific and in line with business requirements and needs.  Initially, the Consulting Services will be as follows:

I.	Provide leadership, assistance, guidance and general support to ensure:
A.	A successful project related to our Quality Transformation
B.	A successful launch of our Supply Line Management initiative, including the recruitment of the Supply Line Leader, under the direction of the SRG Leader.
II.	Transition of projects, as follows:
A.	IRD&E Analytics Function and Projects to the CTO’s organization under Chris Koeppen
B.	Joint Strike Fighter Program interaction to Tim Challingsworth
C.	Bloomenergy relationship (Bill Kurtz) to a yet to be identified II-VI executive
III.	Ongoing coaching and support of:
A.	Shailesh Patkar, Chris Koeppen, Tim Challingsworth, Jack Hunt, New Supply Chain Leader
B.	Others as appropriate
IV.	In the Mergers and Acquisition areas, as assigned
V.	Various other projects as assigned by the Strategic Resources Group Leader

Other information related to the agreement

1.	II-VI Incorporated will provide office space, cell phone, II-VI email address and a computer
2.	All work hours will be recorded and submitted with monthly invoice although only days with > 4 hours will be billable. (>4 hours = ½ day, and >8 hours = full day)
a.

The intent of the above is for the Consultant to be available for a phone call or conference calls if he is not in the office and this time can either be considered “non-billable” or “included” in the monthly retainer.

3.

The preference is for all workdays (including ½ days) to be on-site in Saxonburg.   However, if it is not critical for the Consultant to be in the office and Strategic Resources Group Leader approves, he can work from offsite.

4.

Consultant will continue to be bound by all requirements under the II-VI Incorporated Policy on Insider Trading, as it may be amended or revised, and will continue to be viewed by II-VI as a “Designated Person” pursuant to such policy, which shall require continued compliance with Section II of the policy, including but not limited to trading restrictions during blackout periods, adherence with pre-clearance policy and prohibition on certain categories of transactions (such as short sales and hedging transactions).

5.

All outstanding time-based equity awards will continue to vest under their original terms for so long as Consultant retains his status as such.  Upon cessation of services as Consultant, vested awards shall remain exercisable for a period of 90 days (or the expiration of the 10 year term if applicable).  All unvested performance-based equity awards were automatically forfeited upon termination of full-time employment.

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